EXHIBIT 99.2

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

April 28, 2004

8:00 am CT

Conference Coordinator:

Good day all sites are now on the conference line in a listen only mode. If you are experiencing technical difficulties with the audio portion of this program at any time please press the star and zero and an operator will assist you. At this time I would like to turn the program over to one of your hosts Mr. Tom Brown.

Tom Brown:

Thank you Kevin. Welcome everyone this is the Caraustar First Quarter conference call. I want to thank you for adjusting to our schedule. We got out of the way of some folks yesterday that needed some time. And will be on from 9 to 10 this morning. Or shorter if it works out that way.

With me today are Mike Keough Chief Operating Officer Ron Domanico Chief Financial Officer and Bill Nix Corporate Controller. And before beginning our comments on the quarter I would like to remind everyone that the company’s presentation today contains certain forward-looking statements including statements regarding the expected effect of certain events upon the company’s future operating results.

The statements involve risk and uncertainties that could cause actual results may differ materially from those expressed or implied in such forward-looking statements. And for discussion of factors that could cause actual results to vary from those expressed or implied in any forward-looking statements you should refer to the text of the company’s press release issued this morning regarding these matters and to our filing with the Securities and Exchange Commission.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

With that I will make a few general comments on the quarter. And I will turn the call over to Mike who will then turn the call over to Ron for some additional details on Caraustar and the business and the industry. And then following Ron’s comments we will open up the call for questions.

Just in general for an overview standpoint sales for the quarter were a bit better than last year’s first quarter. And our bottom line was improved somewhat particularly in consideration of special charges taken during the quarter compared to what we experienced last quarter.

And Ron will provide more detail on that in his comments. Just in terms of maybe the most significant event during the quarter for the industry was a $25 increase in fiber cost in January that held through the quarter.

And the announcement throughout the quarter of both price increases in recognition of margin erosion that has occurred over the last several years of an industry that has been in general decline with at the same time increased costs.

So it is—I think what we are seeing now is probably the most effective price increase—at least at this stage in the process as we have seen in quite some time. Caraustar in terms of its performance has another important step I think. Our rightsizing initiative has put us in reasonable sync with demand evidenced by the 96% operating rate of the quarter.

The industry also improved to 92% operating rate in the quarter with a relatively small 1%—1.6% gain in demand. So there has been a fair amount of rightsizing going on throughout the industry. From a company standpoint on another front the financial closing of the books this quarter was completed through the newly relocated and consolidated accounting workforce.

And was a major milestone towards our Sarbanes Oxley compliance plan. And very consistent with our SG&A reduction initiatives, which you will also hear about more about later. We have made significant progress in getting off the ground with our initiative on consolidating purchasing.

And we will probably make some statements about that, as we get further into it. But we are pretty well orchestrated now on a good number in the 10 to 15

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

numbers of elements that we are working on in terms of this purchasing initiative. And it looks like there is some good low hanging fruit out there. So we are working heavily on that and effectively we think.

And we continue to make progress on working capital and you will hear once again probably some more details on that as we go forward. From an overall financial perspective just in terms of viewing the company the first quarter was an easier quarter to understand in terms of unusual charges—restructuring charges and the like.

All of the restructuring type charges were associated with relatively few previously disclosed events. It is probably one of the cleaner quarters we have had in a couple of years given a lot of activity. The only new event is the pre-emptive write off of the obligations of a customer on—with the carton customer where there are some questions about their financial future.

And Mike will have more comments on Caraustar’s operations in just a moment but I would like to comment briefly on the great job our JV partners Temple Inland is doing in the ongoing success of our joint low board operations.

Low board venture kind of for the year over year gains in equity and income from unconsolidated affiliates based on good operating cost controls in a strong rising price environment. The JV mill Premier Boxboard Limited was down for it major annual shutdown during the quarter. And was subject to higher fiber costs and lower medium prices.

But they were largely offset by higher gypsum paper demand and a shift of volume from medium to gypsum. And generally just greater overall volume on a year over year comparison. For more information on the business I will now turn the call over the Mike Keough for his comments.

Michael Keough:

Thank you Tom and good morning to all. Tom finished up with comments about our two JVs. PBL and Standard Gypsum. The overall performance of those two JVs seeks to improve an economy and you will see a common thread when I talk about specific Caraustar business units.

Most of my comments will focus on—one, volume and business conditions. Two, fiber and energy costs and three price recovery initiatives. On the

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

volume business condition side Tom pointed out that Caraustar mills ran at a 96% operating rate on the quarter.

Drivers would include good selling on our part, great overall market demand and tough decisions made to shut or idle Caraustar mills capacity. Our overall volumes were up 2.7% quarter to quarter and this was done with 3 fewer paper machines. Buffalo and Cedartown were shut and we did idle Rittman number 2 last year.

I think you have supplemental data that was provided with the press release that shows some of the specifics. But if you take a look at different segments of our business we had a solid pick up—the tube and core side. The industry I think was up right at 6 tenths of a percent. We were up 5.2%.

The tube and core acquisition back in Q4 of ‘02 from Smurfit Stone has really come together with good market opportunities coupled with expected synergies. We did have a dip in folding carton tons. So keep in mind that Rittman 2 has been idled.

On the flip side we saw good growth in folding carton in spite of the Ashland closure. The gypsum system was very strong for the quarter up 17% very impressive with the Buffalo shut. We see good overall market demand but Caraustar has really performed I think with a full range of lightweight high performance specialty grades.

And also capabilities to serve customers along—again the need of high performance specialty and the high performance lightweight and the specialty grade. On the specialty side of our business we had a very good and very strong quarter. We are up 11.8%.

Overall line trends picked up in the back half of the quarter. So our kick off of quarter two is very encouraging. On the fiber and energy side Tom pointed out that the market through publications picked up $25 a ton. Caraustar has done a very good job of minimizing what we have seen in publication transactions prices by working through our recovered fiber group.

More and more tons are coming from our recovered fiber group into our needs from a mill standpoint. Number two; we are cost effectively fiber and mills by going deeper into the pile. And using lower cost fibers. And three we have

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

a number of what we call local loose programs that are very very cost effective and tend to damper pricing increases on the fiber side.

Ron is going to get into the specifics but our energy costs evaded quarter over quarter. And our procurement programs played a key role. And again Ron will touch and talk about that in more detail. On the price recovery side Tom touched on that. I will add some comment.

Caraustar is in the middle of a general price increase in all of our segments. We publicly announced increased for uncoated, coated paperboard and gypsum. Gypsum traditionally moves up with fiber and energy.

We also have price increases in motion with our converted product lines. If you take a look at solid operating rates and compressed margins that Tom talked about, increased fiber costs, the market is ripe for price recovery. Our initial activities are encouraging and we will know more over the next 60 to 90 days. I will now turn the call over to Ron and he will get into the quarter in more detail and update our many initiatives.

Thanks Mike and good day everyone. I am going to focus my comments this morning on the status of our four key initiatives. But first I will say a few words about restructuring and non-recurring charges in the first quarter.

Three million dollars in restructuring and impairment costs was attributed almost evenly to the three previously announced events including the shutdown of the Cedartown Georgia uncoated recycled paperboard mill.

The shut down of the Ashland Ohio folding carton converting facility and the consolidation and relocation of our financial accounting and control operations. $1.8 million dollars of these charges were cash. And $1.2 million were non-cash.

Included in our operating results are three charges that we classify as non-recurring. There was a $600,000 cash charge for severance included in SG&A. And there were two non-cash charges associated with the financial deterioration of a significant folding carton customer.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

These included $2.1 million in inventory that increased cost of sales and $1.3 million in receivables that increased SG&A. All accounts with this customer are current and we continue to closely monitor the situation.

Turning now to our four key initiatives, right sizing capacity to match demand, leveraging procurement, reducing SG&A, and extracting cash from working capital. The improvement in general economy that we have been hearing about in the past six months began exhibiting itself in our industry in the middle of the first quarter.

Most volume metrics were up solidly with strong momentum heading into the second quarter as Mike just mentioned. This growth, combined with our right sizing initiative has increased our capacity utilization to over 96%. This compares to 88% in the year 2002 and 92% in 2003.

As referenced in our 8K issued on March 23 the rightsizing initiatives is expected to generate almost $24 million in annual cash savings. Most of the cost associated with the facility rationalization has been recognized in the past five quarters and we anticipate a final $2 to $3 million in restructuring charges for this initiative for the balance of 2004.

The initiatives to leverage our procurement have just begun to bear fruit. Progress on the three F’s, fiber, freight and fuel has materially moderated the cost of increased fiber and added in the $7 per ton reduction in the cost of fuel versus prior years.

The system to coordinate and consolidate freight providers across Caraustar will begin to generate savings at the end of the second quarter. The procurement initiative has been extended to incorporate chemicals, corrugated, communications, machine clothing, packaging materials, electrical supplies and other major goods and services.

We are in the process of quantifying the impact of this initiative and will provide a savings target at our annual meeting on May 19. The SG&A reduction initiatives was established last May to remove $20 million in annual expense from the $170 million* run rate experienced after the Smurfit industrial products division acquisition.

*	See Note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Excluding the $1.9 million in non-recurring charges SG&A in the first quarter was $37.6 million* or just over $150 million* annual run rate. Having achieved our original objective for this initiative we are still not satisfied with our relative level of SG&A compared to our peer group. We will provide a target for additional SG&A reduction also at our annual meeting in May.

The working capital improvements initiative was also established last May to extract $30 million in cash within 12 months. There was a concerted effort throughout the company and we are able to capture $47 million in the seven months ending December 31, 2003.

Since then we have continued to improve days inventory and days payable. Days receivables slipped during the quarter as focus was temporarily diverted by the consolidation of the financial accounting and control operation and a large increase in sales towards the end of the quarter.

The net improvements in days working capital were off set by the increased value of inventories due to higher fiber costs. Cash at the end of the first quarter was $81.4 million down $4.2 million from year-end. $3.5 million dollars was used in the quarter to buy back senior bonds and another $3.5 million was used in lieu of a letter of credit to collateralize routine worker’s compensation obligations.

Excluding those discretionary decisions cash would have been $88.4 million*. Capital expenditures in the quarter were $4.4 million in line with our annual expectation to spend between $20 and $23 million this year. EBITDA for the first quarter excluding the $3.4 million in non-recurring charges associated with folding carton customer was $12.5 million*.

A reconciliation of this non-GAAP financial measure will be included in an 8K filed later this morning after this call. At this point I would like to ask Kevin to open this call for questions for the remainder of the hour.

Conference Coordinator:

At this time if you would like to register your site for a question or comment please press the star and 1 now on your touchtone telephone. And our first question comes today from Amanda Pepper with JP Morgan. Go ahead please.

*	See Note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Tom Brown:	Good morning Amanda.

Conference Coordinator:	Amanda?

Tom Brown:	She has left the building.

Conference Coordinator:	Okay our next question comes from Joe Stivaletti with Goldman Sachs.

Joe Stivaletti:

Good morning I just had a few questions—the—if you could just update us a little bit on how things are going in the second quarter on some of the major variables. Particularly how you are—what you are really seeing in terms of being able to put through some of the price increases and the converted product to offset some of the costs fluctuations.

And then also maybe to talk a little bit about what you are seeing with OCC and fuel in the second quarter. We have heard some mixed things from companies so far on conference calls about OCC—the direction of the costs there.

Tom Brown:

Okay let me answer—I will answer the second one and then Mike can come in on the effecting of the pricing. He will be a little bit circumspect about forecasting because we have decided not to do that. But he can give you something to go on.

But on the OCC front it is kind of interesting. What you probably read in various press releases is that somebody might say that their fiber costs are up substantially. But it was to a great extent recovered by higher performance of their recovered fiber group whatever they might call it in their company. Their reclamation group or whatever.

And what happens in this business as you might expect is some people buy at whatever price they can buy and they sell to their middle group at market prices. So the middle group would see the brunt of it but the fiber group would show a healthy gain.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

We don’t do that. So when you see our numbers for fiber costs at the mills they are the—pretty much the purchase price that occurred in the marketplace by our fiber group or by our mill itself depending on who is doing the buying.

And then translated into the numbers. A consequence of recovered fiber group which does well enough on its own doesn’t get a boost based on transfer pricing you might say.

So that is kind of the answer on the—the way I think you might see some different situations in the fiber business. And you also could see people that are for whatever reason paying more than maybe we did. So however that works. The fuel issue is interesting. A lot of prices a lot of fuels are rising pretty substantially particularly—more I think on the gasoline front than other places.

We are seeing some bumps in coal that we haven’t seen in quite some time where they are doing a little—trying to do a little paying maybe coal and gas. But our fuel system is about 40% coal. So we’re pretty well protected.

And we did a very good job in the purchasing of fuel last winter—this current winter—just past based on strips that we bought early in the fall when pricing was actually lower than it is now even. But I think we just did a good job of buying on the fuel side as much as anything else. So Mike do you want to talk about…

Michael Keough:

On the price side Joe and everybody else on the call fiber moved up. There were a number of announcements, Caraustar was right out there with uncoated announcements, coated announcement as we mentioned earlier. Gypsum is basically contractually tied to fiber and energy. So that pegs and moves up.

After the announcement takes place on the primary side then you have converted announcements. And if you take a look at the concentration on the tube and core side with two or three major players the tube and core price increase is going very well. And as to be expected.

Folding is slightly different animal because you have other sub-straates outside of uncoated recycled. You have SBS and you have CUK. And so I would say that is slower to develop. But we anticipate it should pick up and

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

gain some momentum. We think we are going to be successful at this price increase campaign.

Joe Stivaletti:

Back on the OCC question though what is your trend so far as we have gotten into the second quarter. Were one of our companies were saying actually they were seeing their OCC prices moving down a fair amount here during April. And I was just wondering because that seemed a little inconsistent with what some other companies have been experiencing.

Tom Brown:

I would say that what we will probably see in the second quarter for Caraustar—as you know we reported in our press release like a $8.60 increase in fiber costs over the quarter. I think you will probably see a little bit of the first quarter increased cost moving—being picked up a little bit during the second quarter.

So it wouldn’t surprise me if we will see a little higher price. But at the same time we have seen a—I wouldn’t call it a retrenchment but a slowdown in the offshore movement of fiber. And we have seen some—a couple of smaller closures—particularly in the Northeast where fiber might be a little bit soft in that market.

And the fiber is probably one of the only truly in-elastic markets that we participate in. And the ton that you can’t sell is worth nothing because you have to pay to landfill it. And the ton you can’t get is worth whatever it costs to bring it in. So you are going to see some regional fluctuations.

That is why it is so important for us to have, and others, in our business to have major systems that buy and trade and broker more tons than a company uses. Because you will find these pockets even in a strong market. So I don’t know what you might have heard is indicative of what we think is happening which it is that you have a pretty strong fiber demand market.

And as US demand continues to improve particularly in the corrugated side of the business—paperboard side and to some extent the folding side you will see I think this higher competition between US and offshore interests in terms of getting fiber. So I am a little bit cautious about where fiber might be going. But right now it has stabilized.

Joe Stivaletti:	Okay and just one quick follow up or other question on financial side. I saw you mentioned you bought some bonds. What is your sort of strategy there in

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

terms of looking out in terms of any additional use of your cash for buying back some of the debt.

Ron Domanico:

It was an opportunistic purchase Joe. We had a—they came up with like an arbitrage. We are getting less than 1% interest on the money we have in the bank. And we are sitting on an excess of $80 million. As I mentioned on the last call the company would really like to see the cash flow from operations ratchet up.

I mean we have done a good job on the working capital side to extract cash there. And we have been pulling a lot of leverage. Now we really want to see the operations start generating cash.

When they do that our confidence levels go up. I mentioned last time that if we had $100 million in the bank then we would consider doing more in this area. But the key to me right now is to see the cash from operations truly pick up.

Joe Stivaletti:	Okay thanks a lot.

Ron Domanico:	Thank you Joe.

Tom Brown:	Okay

Conference Coordinator:	Our next question comes from David Martin with Duetsche Bank go ahead please.

David Martin:

Yes thank you just a few quick items. First of all coming back to the mill-operating rate, which in the quarter was 96% versus 92% in the fourth quarter and all of last year. Given your backlogs your inventory levels any planned outages. What would you expect in the second quarter?

And then earlier Mike you had mentioned that volumes seem to intensify through the quarter. Can you comment on or give us a feel for what of that would be seasonal and what of that would be more structural changes?

Michael Keough:	Okay I will take a shot at—96% in the first quarter I would expect a comparable or pretty flat number to that number just based on reading the different segments we are in.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

I think part of what we saw was seasonal in terms of the back end. But it picked up at a pace that tells me that the overall economy and our book of business has picked up too. So I expect that we are going to have a pretty solid Q2 from a volume standpoint based on a lot of initiatives that have been put in place on the operational side.

David Martin:	Okay and then coming back to folding cartons volumes which were down nearly 9% in the quarter largely driven I guess by the Rittman closures.

Tom Brown:	You recognize that converting was up.

David Martin:

No I understand. The question I have is when do the comps get easier relative to that closure. And then with that closure it seems like you have made it more outside purchases of board. Is that directly correlated? And if so what were the economics of doing that?

Tom Brown:

The outside purchases of board happen from quarter to quarter depending on mix of business. Because what it is in a carton system, as you will find in most of the industry carton systems you’ve got a blend of recycled products and virgin products. Whether it be bleached or SUS or whatever.

So that shift of outside purchase isn’t particular indicative of anything. There isn’t any recycled—just to clarify that there aren’t any recycled products that our carton plant covert that we don’t make. The—what was the other question?

David Martin:	Just about the comps from Rittman.

Tom Brown:

Oh the comps yes you will see those comps look better in the next three quarters simply because you don’t have—we ran our number two machine, we have idled the number 2 machine at Rittman. We ran that full in the first quarter.

And the first quarter was a reasonably strong quarter last year as a matter of fact. So you will see those—the comps on the mill side improve probably reasonably well going forward.

David Martin:	And then thirdly on fuel costs Ron if you could, have all of your hedges rolled off through the summer.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Ron Domanico:	They have—they were strips they were through the beginning of April. So those have rolled off.

David Martin:	And then lastly two quick ones if you could comment on operating rates at the Gypsum wallboard JVs and then if you could update us also on the potential assets sales.

Tom Brown:

Operating rates at Premier Boxboard of JV mill are full. They are full for a couple of reasons. Both markets are looking pretty good and as we shift more tonnage away from medium to gypsum paper it just further ensures that we will keep that mill operating full. So there—we don’t report that as part of our operating rate calculation.

If we did we would have a higher operating rate than we report otherwise. So it is running full and should expect to continue. We did have as I mentioned earlier a fair amount of down time. After you run a rebuilt mill like we have for a couple of years you go in and kind of do a realignment of the whole machine.

And it takes some time. And you are not quite sure what you are going to run into. And we spent a little bit more money than we expected and we were down a little longer than we expected for that period. But the demand in that market is—continues to be very strong.

Michael Keough:

Asset held for sale we pulled in $1.4 million in cash in Q1. We have two other properties under contract that will close in the second quarter. Order of magnitude on cash to us in that is the $3 to $4 million range. The other properties in the portfolio of assets held for sales, which are approximately 10 properties now, continue to be a priority for us.

Not so much to bring the cash in because we are a strong liquidity position but just to continue to focus the company on our initiatives and moving forward. And we would like to clean up a lot of these unproductive assets.

David Martin:	Okay thank you.

Conference Coordinator:	And our next question comes from comes from Rich Schneider with UBS go ahead please.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Tom Brown:	Good morning Rich.

Rich Schneider:

Good morning, if you look at your supplemental data you show that tube and core net selling prices were up 28.—$28.60 per ton. Could you talk through that? I didn’t realize the initiative on tubes and core had taken up that kind of momentum in the first quarter. I thought it was sort of announced for the later part of the first quarter.

Michael Keough:

I think what happen Rich—in fact we talked about tube and core pricing last quarter. We had a—we had mix changes in that business. And you can have some variations. And I think that is a big part of what you see.

Tom Brown:

Yes you go back to the third quarter this number is pretty much in line with the third quarter. Because you have to—you or somebody else asked exactly the same question in the other direction at the last conference call. What happened to your selling prices in tube and core it went down dramatically?

And that is just fluctuating—that has no—there is no reflection of any price increase in any first quarter tube and core sales numbers.

Rich Schneider:	Okay could you update us on when that initiative is taking hold that is what about $40.

Tom Brown:	On the tube and core side Rich?

Rich Schneider:	Yes oh it was 8% right?

Michael Keough:	Specific when we announced in the marketplace we announced on the uncoated recycle an increase of $50 a ton. We followed up specific to our ICPG group with an announcement of 8%.

And I would tell you that early on, and we’re in the middle of it, we feel very good about our price increase activity in that segment.

Tom Brown:	As far as when it actually gets in place and you see it unbottled in what would that be in May or maybe June in some cases?

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Michael Keough:	You know, I—we do have fewer contracts if you will in that business. So it tends to come quicker than other segments.

But we do have some flow through that might take, say 90 days to get it all in 90 days.

Rich Schneider:	And in your initiatives in the folding carton area you know the effect of that will probably be more of a third quarter effect since that’s trailing what’s …

Tom Brown:	That’s normally what we see particularly with some of these contractual relations having, you know, June kind of real updates.

Rich Schneider:	Okay. And then on gypsum that’s going up as we talk, right, because of like fuel and fiber?

Tom Brown:	Yeah that kind of goes up naturally based on most of our market. We’ve got various types of agreements out there, some of them are market driven some of them are cost driven.

And the market driven numbers of course are pretty good because the market is very strong and the cost driven are coming in as the costs increase.

Rich Schneider:	Are there initiatives also covering the specialties areas? Or is that—that’s under the total rubric of the uncoated price increase?

Tom Brown:	Yeah that—other specialties—each one is a business into itself or onto itself or whatever. And those are usually pretty successful from a price increase stand point.

But, you know, you can run into a couple of situations where you might have a fair amount of business with one particular type that’s under more competitive pressure than others.

But it’s a one off kind of a deal. And generally speaking they do a pretty good job of getting price increase. I don’t know, Mike you want to help me on this?

Michael Keough:

It is under the umbrella. They are—there are many stand alone industries that fall into the specialty end. But I would tell you based on our early read, we believe we’ll be very successful on that end too.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Rich Schneider:

And Tom you had a couple of comments about waste paper trends here in the second quarter that sound like things were starting to flatten out a bit. Is that—you mentioned China—is it also due to your finally seeing some seasonally better generation of waste paper?

Tom Brown:	Yeah. The January period, although I don’t know that, you know, down in the South we’re a little bit sheltered from that. But I’m not sure that this was a particularly wet or onerous January.

But that normally slows down generation considerably. So it tends to pick up maybe not even February but at least March and April.

So I think that may be what might—we might be seeing as much as anything else is that pick up along with a—not a decrease but a controlled export market.

Rich Schneider:

And then on your fuel costs on—energy and fuel costs that you showed a rise of $2 per ton versus the fourth quarter. Should that recede a bit in the second quarter as a result of, you know, maybe less overall consumption because, you know, weather is warmer?

Tom Brown:

You’ll have less room heating demands. But you’re also seeing higher gas prices than we would expect to see this time of the year. They really haven’t abated much in terms of natural gas on the NYMEX basis on those markets that you want to look at.

So I don’t know that we’ll see much of what normally would be a declining cost during this period. So it could be a lot flatter particularly given the good job we did on buying strips for this winter which actually, as I mentioned on the early comments, are below what we’re seeing now in the marketplace.

Rich Schneider:	And in terms of Premier Boxboard the impact of the down time that was taken with that, you know, could you give us quantification on what that may have cost you in the quarter.

Tom Brown:	No.

Rich Schneider:	Okay. At least I try.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Tom Brown:	Thank you.

Rich Schneider:	I always get one question (unintelligible).

Tom Brown:	I was waiting for it. That was it.

Rich Schneider:

Then looking at the second quarter in Premier Boxboard do you have a situation where not only are you going to be running fuller but you’re also going to be seeing for example stronger median prices. Okay.

Tom Brown:	Yes. Some in April and we’ll get to more in May. It pretty much follows the announced trends that you’ve seen in the marketplace and a little bit on, you know, on fiber and energy.

So it will continue to improve I think throughout the second and third quarters. And hopefully the demand will be, continue to be strong.

You know, the outlook for that facility is pretty favorable.

Rich Schneider:	And I imagine it’s also the case with the wallboard operation, dips in prices. They’re continuing to move up here.

Tom Brown:	Yeah. They, you know, it’s relatively consolidated market kind of like the tube and core market with three or four guys having the lion share of the business.

And it acts like a fairly reasonable market.

Rich Schneider:

Okay. And just one last question, Ron, you know, you talked about the cost cutting initiatives. Under the programs that you have previously announced not, you know, going beyond that and looking at what you may talk about on May 19th. But how much is left would you say under the previously announced cost cutting programs that you haven’t realized yet?

Ronald Domanico:

Well we’ve already realized both on the SG&A side and the working capital side our initial targets. If you look at our SG&A as a percent of revenue we’re still in the bottom quartile of the peer group, Rich.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

And that’s not acceptable. We’ve made some structural changes with the consolidation of the accounting group. That’s helped.

We’re continuing to move in that direction.

So we’ll quantify that at the annual meeting as the next step. But as far as the previously announced initiatives those have been an issue.

Rich Schneider:	What about the reaction—I guess I was referring to the rationalization of capacity and cutting costs within the whole operating system beyond just SG&A.

Ronald Domanico:	With the exception of the shut down of the CCI specialty converting operation in Fayetteville, North Carolina which has a tail on it of approximately, you know, $1 million a year.

The other savings which were released in that 8-K totaled 22.9 million on an ongoing basis and offsetting that would be the restructuring charges to realize those savings.

And you saw we took three million in Q1. I indicated in my prepared remarks that there were approximately another, you know, 3 to $5 million that will come through the balance of the year.

And that’s a conservative number to totally wrap up that initiative.

Rich Schneider:	Okay. Thanks a lot.

Conference Coordinator:	And our next question comes from Bill Hoffman also with UBS.

Bill Hoffman:	Yeah. Good morning.

Tom Brown:	Good morning Bill.

Bill Hoffman:

Just a couple of quick follow ups. The folding carton business just—I wonder if you could just talk a little bit more generically about what you’re seeing your customers do or what they’re looking at, at this point.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Because one of the things that we’re all trying to figure out is how much growth we’re going to see in that business and how much might go to other sort of packaging technologies, etcetera. I wonder if you could just sort of talk a little bit about that.

And then second, Ron I just want to, you know, given the obviously improved liquidity here were there any change in the capital spending plans or any kind of new projects that you have that might be efficiency projects or whatever that might change your capital spending targets for the year.

Ronald Domanico:	Maybe I’ll go first. Bill we continue to be highly disciplined. And that’s not going to change.

You know, our capital between 20 and 22 million in 2004 is right on track. You know, if we identified projects with higher returns we’ll probably postpone another project and lower returns rather than go after that type of spending, you know, until again the operation starts generating a significantly improved cash from operations we’re going to be highly disciplined.

Tom Brown:

As far as the folding carton market goes I’m not sure that I’m going to be much help to you. We are a, you know, relatively small player in that market maybe, you know, 4 to 6% of the market. Our customers are a little different perhaps than some of the bigger customers.

But I can tell you from experience that there are three things happening in that market. One of those things obviously is that in China they’re producing most of the products that they used to produce over here.

And now they’re also producing the packaging to put those products in to ship them over here. So we’ve got that impact.

The other impact which I think has been overplayed somewhat is the influence on switching from paperboard to flexible packaging. That has flowed considerably.

The other piece of that conversion is the shifting of straight folding carton packaging to corrugated cartons or the fluted carton package.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

And that’s been a pretty reasonably strong growth opportunity. And it’s a good opportunity for us because we make the top sheet for that up at our Sprague mill.

And we also do printing on those sub-straights in our carton plants and so there’s some cross benefits to doing that even though we’re not in a broad sense in the corrugated business. We have one corrugating plant that you probably know about in the Maryland area.

But anyway, so you got a number of different effects going on at the same time. And at the same time you’ve got a customer base, particularly if you are a major carton manufacturer that depends on a couple of the big food producers and food packaging companies to use your product.

And they’re under the same kind of pressure they’ve been under historically from, you know, the Wal-Marts of the world.

So, you know, there’s a lot of interesting cross dynamics going on in the business that have taken a toll over the last couple of years.

I think we’re seeing—we have seen some growth in that business as I mentioned on the converting side, both on a quarter over quarter in terms of first quarter versus first quarter, and on a fourth quarter versus first quarter basis.

So we’re starting to see some of the right moves. But I don’t know, you know, to what extent this is a, you know, a step or whether it’s a trend.

So we’ll have to see about that.

Bill Hoffman:	Okay. That helps.

Tom Brown:	Kevin are there any other …

Conference Coordinator:	Our next question comes from Mark Connelly with Credit Suisse First Boston.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mark Connelly:	Thanks. A couple of details. Can you give us a sense of what’s happening in other grades, you know, the whole other category doesn’t get talked about a whole lot.

And secondarily can you give us just some clarity? All of your outside board purchases, is that 100% in folding carton?

Michael Keough:	No. From time to time we’ll use a product in the tube and core end that we might make. But the majority would be in the folding end of the business.

Tom Brown:	Yeah. There’s very little that we buy. If we buy some other specialty products we buy some particular special grade for folding.

But it’s

((Crosstalk))

90% other sub-straights not recycled. And it’s folding.

Mark Connelly:	If I could throw one more question out there. In the JV can you give us an idea of what the balance between Gypsum facing paper and medium is versus where you expect it to be?

Tom Brown:	We have over the last three years since we started that mill up basically—been almost three years—we have doubled each year the Gypsum paper that’s been produced.

And, you know, we don’t know that we’ll double again this year. But we hope to get up to somewhere in the 40% range. One of the complications there is that we’ve also increased productivity there and capacity in that mill which started out at nominally as we looked at it about a 250,000 ton mill.

And it’s looking more like a 280 to 300,000 ton mill.

So as we grow the mill capabilities it also has an impact on the percent at Gypsum.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

But you know I think it won’t be—you know our target this year might be as high as 50, 50. We’ll have to see if we can do that. It would be a pretty big stress for it to get that point. But that’s kind of where we are.

Mark Connelly:

And again back to my first question about what’s going on in sort of the other stuff, the more specialty products. We haven’t really talked much about demand in those categories or what you’re doing mix wise there.

Tom Brown:	Yeah. I think that’s a discussion for another call. There are probably, gee, 20 or 30 different broad categories of products in that market.

And what we’ve gone through is a shift in our business. We were a major manufacturer.

Well, first off we had all of the quarter coin books that came out a couple years ago. And we saturated the market with coin books.

And they were strong for a couple of years.

But it’s like a lot of these products, they come and go. We were a very big game board manufacturer in most of the game board business and most of the—and we are very big puzzle makers.

And most of the game board and puzzle business has gone to China.

So we continue to shift into other business, other markets, other products. And there are still a number of those out there. You kind of have to go search them out.

I mean, we’ve made a pretty good business out of picture frame backs which is kind of an unusual market that you wouldn’t think has much capacity.

But the basic book binding type markets and notebooks and notebook, fax, partition stock that we picked up with Smurfit—acquisition of Industrial Packaging is part of that other specialty business.

We still make a fair amount of paper matches mostly for other parts of the world—is another part of that market. So it’s a very broad eclectic type of business.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mark Connelly:	That’s actually helpful. What I’m trying to get at is how much of that business is still turning and how much would you think of as relatively stable?

Tom Brown:	It’s an ever turning market.

Mark Connelly:	Okay.

Tom Brown:	The only thing that might be stable is maybe three ring binder backs, that’s been a good stable business with some reasonable growth in, you know, 2 to 3% category for a long time.

So, you know, as long as people still hold conferences and get together to discuss subjects that require some paper material packaged in a binder of some kind, that business will probably be—continue to be a pretty good growth business.

Mark Connelly:	That’s very helpful. Thank you.

Tom Brown:	Okay.

Conference Coordinator:	And our next question comes from Kevin Cowen also with Credit Suisse. Go ahead please.

Kevin Cowen:	My questions were answered, thanks.

Tom Brown:	Okay. Thank you.

Conference Coordinator:	Once again if your question has been answered or you wish to withdraw your question for any reason, press the pound key.

Our next question comes from Jeff Herlive with Lehman Brothers. Go ahead please.

Jeff Herlive:	Hi good morning.

Tom Brown:	Good morning, Jeff.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Jeff Herlive:

The customer you took the reserves on—the receivable and inventory. What were the approximate revenue—annual revenues to that customer? Are there any other customers that are on watch, you know, financial issues?

Ron Domanico:	The annual revenue for that customer is approximately $10 million, Jeff.

Jeff Herlive:	Okay.

Ron Domanico:	Are there any other customers that are on watch? We watch a lot of them. There’s none at this time that are showing any unusual signs of credit unworthiness.

Jeff Herlive:

Okay. It looks like you’ve seen pretty good broad based demand improvement across your businesses do—I assume that’s continued into Q2 and that you don’t think that there was any inventory building ahead of the announced price increases?

Tom Brown:

There may be some of that. It didn’t look like it in terms of the way the business came in because, you know, it was—it did have a last half of the first quarter kind of a surge to it. But it looked to us more like just general demand.

It wasn’t people building inventory or any of the like. And most of our products we don’t make the inventory anyway. Most of that stuff is built—is made for a particular purpose that ends up getting used and consumed.

But—so I don’t think there was much of that. I think that what is more likely to happen is that we may have seen an increase in the feelings of good business or—from our customers. And there may have been some pipeline filling and the like.

More so than I think maybe beating a price increase. So it wouldn’t surprise us if we didn’t see—in fact that’s what Mike reported that we think we’ll—we wouldn’t see more than—of an operating rate than we saw this first quarter simply because it, you know, it’s not uncommon to have a bump up and then flatten for a bit before it bumps up again.

Michael Keough:	Jeff, I think buying practices have really changed with paper and paper products over the last 10 years. And we see a lot of folks focused on cash as

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

we are. And with that in mind they just don’t fill up warehouses to beat a price increase.

So I agree with Tom’s comments.

Jeff Herlive:

Okay. And on the pricing improvement, I mean, not to ask you to project too much, but do you think it’s reasonable with the board increases and some delays on the convert increases, that you’d realize about half of the $50 in Q2?

Tom Brown:	We’d just as soon not try to forecast that or get too fine on that.

Jeff Herlive:	Okay.

Michael Keough:	Sorry about that.

Jeff Herlive:	Okay. But the board increases you should, I mean, you should see the benefit through…

Tom Brown:	But we need both. We need board and converting products. So…

Jeff Herlive:	Right.

Tom Brown:	How that plays out is—we’ll learn.

Jeff Herlive:	Okay. And in terms of JVs any refinancing plans on any of the JVs to free up cash and increase liquidity there?

Michael Keough:	We discussed previously our partner, Temple Inland has announced previously that they’re looking JVs and I don’t want to talk about our partner here.

But that does affect the Caraustar JV especially Standard Gypsum. And they are working on that. A refinancing could result in the removal of some 28.6 million in letters of credit that are used to secure the Standard Gypsum debt.

That would increase availability under our revolving credit facility. It would not increase cash per se.

Jeff Herlive:	Okay.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Michael Keough:	We’re not increasing the amount of the refinancing. We would just be substituting an equal amount of facility.

Jeff Herlive:	Okay, fine. Thank you.

Michael Keough:	You’re welcome.

Conference Coordinator:	Our next question comes from Oshwan Krishnan from Morgan Stanley.

Oshwan Krishnan:	Yeah, hi. Good morning. This is Balawala Krishnan from Morgan Stanley.

Just a couple of questions. First is on the SG&A side, I know you are working on a lot of initiatives and you’re looking to get more savings out of it, but if you look at the fourth quarter versus the first quarter it’s sort of pretty much at the same level.

I know there is a non cash item that you have in the SG&A for this quarter, but even despite that, is the momentum in SG&A savings is that flowing down or are the things that you’re going to be doing in the second and third quarter that going to help us to sort of close the gap between yourself and your peers?

Ronald Domanico:

Hey, Bala it’s Ron. The momentum is not slowing down. What we had in the first quarter was the establishment—the relocation for that back off was on the accounting side. We also have charges in SG&A associated with SARBOX compliance.

Both audit, HR, IT, unusual—I say unusual in this environment, but getting our systems to make sure we’re compliant with section 404, those types of things.

We didn’t split those out and say they were unusual. Those will be going away—at least certainly diminishing as this year draws to an end. And all those control initiatives are in place.

So you’re right. The—on a comparable basis SG&A was flat Q4 to Q1, but I will tell you that we have not backed off at all. We do have these other SAR

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

BOX related charges and the relocation charges associated with the accounting consolidation in Q1.

Oshwan Krishnan:	Okay.

Tom Brown:	And you also had the 1.3 million reserved in Q4—or excuse me in Q1 of 2004 which is a somewhat unusual charge.

Oshwan Krishnan:	Okay. Now when you look at the bond purchase you did, have you gotten necessary approvals from the bank to do this, or do you need any more…

Michael Keough:	I’m sorry, I shouldn’t laugh. Absolutely. We’re very respectful of all our indentures. Our credit requirements and we don’t take a step without making sure that all our creditors are fully in line.

Oshwan Krishnan:	Okay. And just out of curiosity, what was the reason why you bought the lower coupon bonds versus the higher coupon bonds, purely an opportunistic move on your part?

Michael Keough:

Absolutely. It was opportunistic. You know, from an arbitrage standpoint it probably would have been better to take the subordinated notes with the higher coupon. But these, you know, came on the market opportunistically and was something that we could pick off.

Oshwan Krishnan:	Okay. And then just one last question. The price increase that you’re talking about for the second quarter, are those for both the board side and the box side or just for the board at this stage?

Michael Keough:	It’s board and converting.

Oshwan Krishnan:

Okay. And, I mean, typically for some of the other companies, there’s like a three month lag between when you get the box increases versus board increases. Are you going to be able to get them both at the same time for you or is there going to be a lag?

Tom Brown:

Each business will act a little differently. Some businesses go directly from the board increase to the customer. And some take, as you say, maybe three months or so. So I think we’re going to see a blend of board and converted

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

product price improvement as we go through the next, you know, quarter and a half.

Oshwan Krishnan:	Okay. So the full effect of increases, we may not actually see them in the second quarter but more like third quarter, right?

Tom Brown:	That’s correct.

Oshwan Krishnan:	Okay. All right thanks so much.

Tom Brown:	Thanks, Bala.

Conference Coordinator:	And our next question…

Tom Brown:	We need to be respectful of our time here.

Conference Coordinator:	Yes.

Tom Brown:	We’re at 10 o’clock. If there is one more question we’ll take it, but that’s it.

Conference Coordinator:	Okay. We do have one more question from Mark Wilde from Deutsche Bank.

Mark Wilde:

I wondered if you could just give us a little update on how Sprague Paperboard and whether we might see a better performance in the second quarter because as you mentioned, there’ve been one or two recycled mills that closed up in the Northeast. So it would seem like their cost might be coming down a little bit for fiber.

Tom Brown:

Yeah, Sprague Paperboard could reasonably fall in the quarter cost activities related to some forming changes we made were not remarkable in terms of productivity levels doing—pretty much back on track in the second quarter.

But there wasn’t any unusual downtime. I think we’ll probably see maybe a similar flattening in this quarter. Nothing really unusual going on there Mark, you know, we continue to fill the mill up with the products that are coming in and all be it more slowly than we expected, but we’re still making good strides in frozen food board and in top sheets and a lot of the other specialty markets that we’re serving.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

And we still have a pretty good book of business on the—a lot of the drink products that we’ve been making—packaging for maybe a year and a half now. So it—there’s nothing really unusual or remarkable there.

We’ve still got work to do there and Rittman in terms of improving cost and improving productivity. We’ve made good strides at Rittman in terms of getting its productivity up on the one machine.

We go through a lot of interesting changes when you take a machine down in a mill that’s got some fairly normally restrictive kind of work rules that you have to get changed and go through the process of working with the folks to get everybody—the right people in the right place.

And that’s come along fine. So I’d think you’re going to generally see—and by the way the closure of Rittman 2 also relocated tonnage from different mills to get the right product mix in the right place.

Mark Wilde:

Okay. Just one other thing. It—should we make anything of this almost 8% jump in your converted carton volume because it—yesterday one of your cross-town peers reported a, you know, a big increase in their carton volume.

And these increases just seem so much bigger than the reported industry numbers that I’m a little puzzled.

Tom Brown:	Yeah, that’s a good question. We’ve seen mixed results from different companies. And I think there has been some shifting of business around as well.

Many of these businesses that you’re referring to with some of the companies in the—in other carton markets maybe than the ones we serve, probably are maybe, you know, doing some trading places or something. I’m not sure.

But, you know, I don’t believe that we saw that. I think we’ve been working hard at growing a couple of different markets on the carton side and have been successful in some situations that are not necessarily on everybody’s radar screens.

CARAUSTAR INDUSTRIES

First Quarter Financial Results

Moderator: Tom Brown

04-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

So it didn’t surprise me that we made some pretty strong gains. And I can’t explain some of the others. I don’t know, I’ve seen that, but, I don’t know where that’s coming from.

Mark Wilde:

Okay. It just—it’s just kind of unusual Tom. I cover pretty good chunk of the publicly traded companies in this sector and we’ve just seen the aggregate volume is up a heck of a lot more than the industry numbers that I hear kicked around.

Tom Brown:

Yeah, and I agree. I mean, the industry—the folding carton market as reported by AFPA I think was off 3% first quarter over first quarter. It was the only down market I think that we—in our industry in terms of quarter over quarter.

And yet we have seen some pretty sizeable gains. Some people report volume in terms of tons as we do. Some people report volume in terms of dollars. And you can have some shift of business that has a bigger effect on dollars than it does on tonnage.

I’m not sure if any of that’s true, but that might be one partial explanation for why you’re seeing some different numbers.

Mark Wilde:	All right. Well, thanks very much.

Tom Brown:	Okay. Thank you.

All right, Kevin. We’ll conclude the call now if that’s okay?

Conference Coordinator:	And once again this concludes today’s conference call. You may disconnect your lines at any time. Thank you for your participation. And have a great day.

Tom Brown:	Thank you.

END

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “annualized SG&A run rate,” “comparable cash and cash equivalents as of March 31, 2004 and “EBITDA” for the three months ended March 31, 2004. These items were discussed on the Company’s conference call held April 28, 2004 regarding its financial results for the quarter ended March 31, 2004. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following table includes a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Reconciliation of Annualized SG&A Run Rate*

(In Thousands)

SG&A expense for the fourth quarter ending December 31, 2002 (GAAP)**	$42,387

Annualized SG&A expense run rate (Non-GAAP)	$169,548

SG&A expense for the first quarter ending March 31, 2004 (GAAP)**	$39,497

Discussed Adjusting Item:

First quarter accounts receivable reserve for a potentially bankrupt customer	$(1,900)

SG&A expense for the first quarter ending March 31, 2004 (Non-GAAP)	$37,597

Annualized SG&A expense run rate (Non-GAAP)	$150,388

*	See Note regarding Non-GAAP financial measures.
**	Derived from the respective statement of operations

Caraustar Industries, Inc.

Reconciliation of Cash and Cash Equivalents at the End of the Period*

(In Thousands)

Cash and cash equivalents as of March 31, 2004 (GAAP)**	$81,377
Discussed Adjusting Items:
Buy back of senior bonds	$3,500
Collateralization of workers compensation obligations	$3,500

$7,000

Comparable cash and cash equivalents as of March 31, 2004 (Non-GAAP)	$88,377

*	See Note regarding Non-GAAP financial measures.
**	Derived from the March 31, 2004 Condensed Consolidated Balance Sheet.

Caraustar Industries, Inc. Calculation of Consolidated Earnings Before Interest, Taxes,

Depreciation and Amortization (EBITDA) for the Three Months Ended March 31, 2004*

(In Thousands, Except per Share Data)

EBITDA	Three Months Ended March 31, 2004
Net loss per common share as reported	$(0.24)

Net loss as reported	$(6,773)
Benefit from income taxes	$(3,352)
Interest expense	$10,857
Depreciation and amortization	$7,251
Unconsolidated affiliates:
Less: Equity in income from unconsolidated affiliates	$(2,682)
Plus: Cash distributions from unconsolidated affiliates	$2,500
Noncash restructuring and impairment	$1,175
Noncash disposal of property, plant and equipment	$130

Adjusted EBITDA as reported to the banks	$9,106

EBITDA—Pro forma
Reserve for a potentially bankrupt customer's inventory and accounts receivable	$3,437

Pro Forma EBITDA	$12,543

*	See Note regarding non-GAAP financial measures.